EXHIBIT 99.1

SJW GROUP ANNOUNCES 2019 THIRD QUARTER FINANCIAL RESULTS

SAN JOSE, CA, October 30, 2019 – SJW Group (NYSE: SJW) today reported financial results for the third quarter ended September 30, 2019. SJW Group net income was $9.5 million for the quarter ended September 30, 2019, compared to $15.8 million for the same period in 2018. Diluted earnings per share were $0.33 and $0.76 for the quarters ended September 30, 2019 and 2018, respectively. Diluted earnings per share in 2019 includes $0.67 per share from recurring operations offset by $0.29 per share related to a reserve recorded against our 2018 and 2019 Water Conservation Memorandum Account ("WCMA") balances as we determined we no longer met the requirements for revenue recognition, and $0.05 per share related to the company's merger with Connecticut Water Service, Inc. ("CTWS"). Diluted earnings per share in 2018 includes $1.08 per share from recurring operations offset by $0.32 per share related to the merger.

On October 9, 2019, SJW Group completed its merger with CTWS, a holding company whose subsidiaries are primarily public utilities providing water service to approximately 138,000 service connections that serve a population of approximately 450,000 people in 80 municipalities with a service area of approximately 269 square miles throughout Connecticut and Maine and 3,000 wastewater connections in Southbury, Connecticut.

Operating revenue was $114.0 million for the quarter ended September 30, 2019, compared to $124.9 million in 2018. The $10.9 million decrease in revenue was primarily attributable to a $13.7 million change in the WCMA, partially offset by a $1.3 million change in cumulative water rates, $900,000 related to new customers, and a $800,000 change in the net recognition of certain balancing and memorandum accounts.

Water production expenses for the quarter ended September 30, 2019 were $56.4 million, compared to $55.2 million in 2018, an increase of $1.2 million. The increase in water production expenses was primarily attributable to $3.9 million in higher per unit costs for purchased water, groundwater extraction and energy charges, $1.3 million in cost recovery balancing and memorandum accounts, and $700,000 in higher customer water usage, partially offset by a $4.6 million reduction due to an increase in the use of available surface water supplies. Operating expenses, excluding water production costs, decreased $3.3 million to $40.6 million from $43.9 million. The decrease was primarily due to a change of $6.7 million in merger expenses related to our merger transaction with CTWS, partially offset by an increase of $2.0 million in higher general and administrative expenses, related to increased integration and compensation costs, and $1.4 million in higher depreciation expenses due to assets placed in service in 2018.

Other expense and income in the third quarter of 2019 included $2.2 million of interest income earned on money market fund investments from the proceeds of our December 2018 equity offering.

The effective consolidated income tax rates were approximately 21% for each of the quarters ended September 30, 2019 and 2018.

Year-to-date net income was $28.9 million, compared to $29.9 million in 2018. Diluted earnings per share were $1.01 in the first nine months of 2019, compared to $1.45 for the same period in 2018. Diluted earnings per share in 2019 includes $1.51 per share from recurring operations offset by $0.28 per share related to a reserve recorded against our 2018 and 2019 WCMA balances, $0.16 per share related to the company's merger with CTWS, and $0.06 per share related to a settlement of the company's Order Instituting Investigation proceeding with the California Public Utilities Commission over customer billing practices. Diluted earnings per share in 2018 includes $2.03 per share from recurring operations offset by $0.58 per share related to the merger.

Year-to-date operating revenue decreased by $4.4 million to $294.6 million from $299.0 million in the first nine months of 2019. The decrease was attributable to a $17.2 million change in the WCMA, $6.0 million decrease in customer usage, and $2.1 million in customer rate credits related to the OII settlement with the CPUC's CPED, partially offset by a $10.4 million change in the net recognition of certain balancing and memorandum accounts, an $8.0 million change in cumulative water rates, and $2.6 million related to new customers.

Year-to-date water production expenses decreased to $125.3 million from $125.5 million in 2018. The $200,000 decrease was attributable to a $11.9 million increase in the use of available surface water supplies and a $2.3 million in decreased customer usage, partially offset by $10.2 million in higher per unit costs for purchased water, groundwater extraction and energy charges and a $3.8 million increase in cost recovery balancing and memorandum accounts. Operating expenses, excluding water production costs, increased $300,000 to $117.9 million from $117.6 million. The increase was primarily due to $4.4 million in higher depreciation expenses, $4.2 million in higher general and administrative expenses and $700,000 in higher taxes other than income taxes, partially offset by a decrease of $8.9 million in merger expenses related to our CTWS merger transaction.

Other expense and income year-to-date for 2019 included $6.3 million of interest income earned on money market fund investments from the proceeds of the company's December 2018 equity offering.

The effective consolidated income tax rates were approximately 23% and 20% for the nine-month periods ended September 30, 2019 and 2018, respectively.

In December of 2018, the company issued approximately 7.8 million of shares of common stock, the proceeds of which were used to partially finance the CTWS merger. Such shares are included in shares outstanding during the three and nine month periods ended September 30, 2019.

The Directors of SJW Group today declared a quarterly dividend on common stock of $0.30 per share. The dividend is payable on December 2, 2019, to shareholders of record on November 11, 2019.

About SJW Group

SJW Group is the third largest investor-owned pure play water and wastewater utility based on rate base in the United States, providing life-saving and high-quality water service to nearly 1.5 million people. SJW Group's locally led and operated water utilities - San Jose Water Company in California; Connecticut Water Company, Avon Water Company and Heritage Village Water Company in Connecticut; Maine Water Company in Maine; and SJWTX, Inc. (dba Canyon Lake Water Service Company) in Texas - possess the financial strength, operational expertise and technological innovation to safeguard the environment, deliver outstanding service to customers and provide opportunities to employees. SJW Group remains focused on investing in its operations, remaining actively engaged in its local communities and delivering continued sustainable value to its shareholders. For more information about SJW Group, please visit www.sjwgroup.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates," "projects," "strategy," or "anticipates," or the negative of those words or other comparable terminology.

The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the following factors: (1) the risk that the benefits expected from the merger of SJW Group and Connecticut Water Service, Inc. (the "Merger") will not be realized; (2) the risk that the integration of Connecticut Water Service, Inc. will be more difficult, time-consuming or expensive than anticipated; (3) the effect of water, utility, environmental and other governmental policies and regulations, including actions concerning rates, authorized return on equity, authorized debt-to-equity ratios, capital expenditures and other decisions; (4) the outcome of the California Public Utilities Commission's investigation into the Merger; (5) litigation, including litigation relating to the Merger; (6) changes in demand for water and other products and services; (7) unanticipated weather conditions and changes in seasonality; (8) climate change and the effects thereof; (9) catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, hurricanes, terrorist acts, physical attacks, cyber-attacks, or other similar occurrences that could adversely affect our facilities, operations, financial condition, results of operations and reputation; (10) unexpected costs, charges or expenses resulting from the Merger; (11) our ability to successfully evaluate investments in new business and growth initiatives; (12) the risk of work stoppages, strikes and other labor-related actions; (13) changes in general economic, political, business and financial market conditions; (14) the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings, changes in interest rates, compliance with regulatory requirements, compliance with the terms and conditions of our outstanding indebtedness, and general market and economic conditions; and (15) legislative and economic developments.

Results for a quarter are not indicative of results for a full year due to seasonality and other factors. In addition, actual results are subject to other risks and uncertainties that relate more broadly to our overall business, including those more fully described in our filings with the SEC, including our most recent reports on Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and we undertake no obligation to update or revise any forward-looking statements except as required by law.

SJW Group
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
REVENUE	$113,997	124,853	$294,644	298,981
OPERATING EXPENSE:
Production Expenses:
Purchased water	35,583	33,545	75,626	72,673
Power	2,294	1,882	4,947	4,774
Groundwater extraction charges	13,182	14,890	29,145	34,341
Other production expenses	5,295	4,836	15,553	13,674
Total production expenses	56,354	55,153	125,271	125,462
Administrative and general	14,712	12,752	40,411	36,278
Maintenance	4,923	4,980	13,977	14,036
Property taxes and other non-income taxes	4,065	4,016	12,041	11,332
Depreciation and amortization	15,122	13,682	45,368	40,921
Merger related expenses	1,737	8,442	6,113	14,994
Total operating expense	96,913	99,025	243,181	243,023
OPERATING INCOME	17,084	25,828	51,463	55,958
OTHER (EXPENSE) INCOME:
Interest expense	(6,588)	(6,077)	(19,093)	(18,213)
Unrealized loss on California Water Service Group stock	—	—	—	(527)
Interest income on Money Market Fund	2,165	—	6,339	—
Gain on sale of real estate investment	—	—	745	—
Pension non-service cost	(921)	(589)	(2,749)	(1,767)
Other, net	303	729	1,210	2,084
Income before income taxes	12,043	19,891	37,915	37,535
Provision for income taxes	2,565	4,103	8,802	7,591
NET INCOME BEFORE NONCONTROLLING INTEREST	9,478	15,788	29,113	29,944
Less net income attributable to noncontrolling interest	—	—	224	—
SJW GROUP NET INCOME	9,478	15,788	28,889	29,944
COMPREHENSIVE INCOME	$9,478	15,788	$28,889	29,944

EARNINGS PER SHARE:
Basic	$0.33	0.77	$1.02	1.45
Diluted	$0.33	0.76	$1.01	1.45
DIVIDENDS PER SHARE	$0.30	0.28	$0.90	0.84
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	28,452	20,627	28,439	20,594
Diluted	28,550	20,732	28,528	20,722

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2019	December 31, 2018
ASSETS
Utility plant:
Land	$18,286	18,296
Depreciable plant and equipment	1,897,117	1,833,051
Construction in progress	109,245	68,765
Intangible assets	15,799	15,799
Total utility plant	2,040,447	1,935,911
Less accumulated depreciation and amortization	647,841	607,090
Net utility plant	1,392,606	1,328,821

Real estate investments	56,473	56,336
Less accumulated depreciation and amortization	13,224	12,327
Net real estate investments	43,249	44,009
CURRENT ASSETS:
Cash and cash equivalents:
Cash	12,702	8,722
Money market fund	412,000	412,000
Accounts receivable and accrued unbilled utility revenue	68,947	50,219
Current regulatory assets, net	7,493	26,910
Other current assets	6,672	4,871
Total current assets	507,814	502,722
OTHER ASSETS:
Regulatory assets, net	73,780	76,715
Other	4,933	4,122
	78,713	80,837
	$2,022,382	1,956,389

SJW Group
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2019	December 31, 2018
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$28	28
Additional paid-in capital	499,377	495,366
Retained earnings	397,259	393,918
Total stockholders' equity	896,664	889,312
Long-term debt, less current portion	511,076	431,424
Total capitalization	1,407,740	1,320,736
CURRENT LIABILITIES:
Lines of credit	62,000	100,000
Accrued groundwater extraction charges, purchased water and power	22,749	13,694
Accounts payable	28,193	24,937
Accrued interest	9,220	7,132
Accrued payroll	5,011	7,181
Other current liabilities	17,134	11,041
Total current liabilities	144,307	163,985

DEFERRED INCOME TAXES	72,798	79,651
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	254,954	248,853
POSTRETIREMENT BENEFIT PLANS	73,004	70,490
REGULATORY LIABILITY	56,936	59,149
OTHER NONCURRENT LIABILITIES	12,643	13,525
	$2,022,382	1,956,389